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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

         PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

        Date of Report (Date of earliest event reported):  June 30, 1996

                         Commission file number 0-26980

                           ARV ASSISTED LIVING, INC.
             (Exact name of Registrant as specified in its charter)


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
                    CALIFORNIA                                          33-016098
          (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER IDENTIFICATION NO.)
           INCORPORATION OR ORGANIZATION)

              245 FISCHER AVENUE, D-1
                  COSTA MESA, CA                                          92626
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                          (ZIP CODE)
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       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 751-7400



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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

VILLA COLIMA (THE "FACILITY")

Consistent with its business plan strategy, ARV Assisted Living, Inc. (the "Company") has acquired a majority interest in Villa San Gabriel Limited Partnership (the "Partnership"). This Partnership operates Villa Colima, a 94-unit facility which provides full meal, maid, communal and assisted living
services for senior citizens.   Beginning on July 1, 1995, the Company began
tendering for the Partnership units at a net cash price per unit of $715. The Company made a final tender offer, which began on May 6, 1996 and was completed
on June 30, 1996, for $750 per unit.   The Company paid a range of prices from
$715 to $750 with an average price per unit of $724. During the final tender offer, approximately 702 units or 13.5% of all limited partnership units were acquired. Therefore, when added to the previously tendered units, the Company now owns 2,697 units or approximately 52% of the total limited partnership units.

TERMS OF PURCHASE

Villa Colima's purchase price of approximately $1.95 million was fully financed over the course of the year with cash on hand. The purchase price equates to approximately $44,000 per facility unit.

OPERATION

Villa Colima's occupancy at June 30, 1996 was approximately 81.9%. While the project is now 9 years old, the Facility has been well maintained and is not currently in need of major upgrades or rehabilitation. However, the Company has budgeted approximately $15,000 for certain cosmetic improvements.

THE FACILITY

Villa Colima is a 94-unit assisted living facility constructed in 1987 as a senior residential care facility. The site is a 1.7 acre parcel containing one two-story, 52,000 square foot building. Of its 94 units, 82 units are studios and 12 are one bedroom units featuring a living room. Every unit features a wet bar, bathroom and balcony or patio. On-site amenities include a beauty salon, country store, a fireside lounge, game room, arts and crafts room, library and the grounds which are enhanced by a spacious waterscaped courtyard.

The Company is confident that its experience in assisted living facilities and its knowledge of the senior housing market, including the operation of thirty seven other assisted living facilities will enable it to achieve operating efficiencies while maintaining or improving the Facility's occupancy rates at full market rent.





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LOCATION

Villa Colima is located in the City of Walnut, Los Angeles County, California, 30 miles east of Los Angeles near the community of Diamond Bar. The major developments in the area include the Los Angeles Royal Vista Golf Course
immediately to the northeast.   It is in close proximity to two strip mall
shopping centers, and within walking distance of a church.

MARKET DATA

Villa Colima's primary market area are the City of Walnut and the surrounding communities of Diamond Bar, Rowland Heights, Hacienda Heights, La Puente, City of Industry, Covina, West Covina and Whittier.

COMPETITION

Villa Colima's competition for the provision of senior assisted living services within the greater Los Angeles area comes primarily from seven area facilities which provide independent, assisted and alzheimer living. They include San Dimas Retirement, Springhouse Brea, Bridgecreek Retirement, La Habra Villa, and Meadows of La Habra. Two assisted living facilities operated by the Company, Covina Villa, a 64-unit facility, and Rancho Park Villa, 163-unit facility, are
also located in the same county as Villa Colima.   Each of the competitive
facilities range in age from six to 25 years old. Of its competitors for the provision of independent and assisted living, Villa Colima is one of the newer facilities.

SPECIAL RISKS

The presence of competitors in close proximity to Villa Colima including two Company-operated facilities may hinder efforts to increase rents and raise occupancies.

The success of the Facility depends to a large extent on increasing gross revenues, holding or decreasing costs, and on the abilities of the on-site management team which the Company has assembled.

Moreover, given that the Facility is not newly constructed, unforseen circumstances could necessitate major renovation or more refurbishing than originally planned.

ITEM 5. OTHER EVENTS.

REDEMPTION OF OUTSTANDING $15 MILLION 10% CONVERTIBLE SUBORDINATED NOTES DUE
1999

Beginning April 10, 1996, Convertible Noteholders were given the choice to convert $15 Million 10% Convertible Subordinated Notes into shares of common stock of the Company by June 30, 1996 or to have the Notes redeemed as of 5:00 p.m. Pacific Daylight Time on July 10, 1996.





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Converting holders of the Notes received one share of Common Stock for every
$12.16 in principal amount of Notes surrendered for conversion. For those Notes converted to Common Stock, the Company issued restricted stock pursuant to Rule 144 of the Securities Act of 1933. The redemption price paid for each $1,000 principal amount of Notes was $1,067 plus accrued interest to that date.

Approximately 74% of the notes were converted to 900,662 shares of common stock and 26% were redeemed by the Company for $4.2 million by July 10, 1996. The redemption of the 26% will result in an extraordinary charge of approximately $600,000 in the quarter ending June 30, 1996 and the 74% conversion will result in an increase in shareholder equity by a net amount of $10.1 million.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

The Financial Statements and Pro Forma Financial Statements required for Villa Colima by this Item 7 will be filed within 60 days of this Report.





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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARV Assisted Living, Inc.

By:      /s/ Graham P. Espley-Jones
         -----------------------------------
         Graham P. Espley-Jones
         Chief Financial Officer

Date: July 12, 1996





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